UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2021

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its Charter)

British Columbia, Canada	0-26680	59-2506879
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2454 McMullen Booth Road, Building C Clearwater, Florida	33759
(Address of Principal Executive Offices)	(Zip Code)

(727) 726-0763

(Registrant’s telephone number, Including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NICK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2021, Nicholas Financial, Inc., a Florida corporation (“Nicholas-Florida”) and Nicholas Data Services, Inc., a Florida corporation (“NDS” and collectively with Nicholas-Florida, the “Borrowers”), two wholly-owned subsidiaries of Nicholas Financial, Inc. (the “Company”) entered into a senior secured credit facility (the “Credit Facility”) pursuant to a loan and security agreement by and among the Borrowers, Wells Fargo Bank, N.A., as agent, and the lenders that are party thereto (the “Credit Agreement”). A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The prior credit facility pursuant to a credit agreement among the Company’s subsidiary NF Funding I, LLC, Ares Agent Services, L.P. and the lenders party thereto was paid off in connection with entering into this Credit Facility.

Pursuant to the Credit Agreement, the lenders have agreed to extend to the Borrowers a line of credit of up to $175,000,000. The availability of funds under the Credit Facility is generally limited to an advance rate of between 80% and 85% of the value of eligible receivables, and outstanding advances under the Credit Facility will accrue interest at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 2.25%. The commitment period for advances under the Credit Facility is three years (the expiration of that time period, the “Maturity Date”).

Pursuant to the Credit Agreement, the Borrowers granted a security interest in substantially all of their assets as collateral for their obligations under the Credit Facility. Furthermore, pursuant to a separate collateral pledge agreement, NDS pledged its equity interest in Nicholas-Florida as additional collateral.

The Credit Agreement and the other loan documents contain customary events of default and negative covenants, including but not limited to those governing indebtedness, liens, fundamental changes, investments, and sales of assets. If an event of default occurs, the lenders could increase borrowing costs, restrict the Borrowers’ ability to obtain additional advances under the Credit Facility, accelerate all amounts outstanding under the Credit Facility, enforce their interest against collateral pledged under the Credit Facility or enforce such other rights and remedies as they have under the loan documents or applicable law as secured lenders.

If the lenders terminate the Credit Facility following the occurrence of an event of default under the loan documents, or the Borrowers prepay the loan and terminate the Credit Facility prior to the Maturity Date, then the Borrowers are obligated to pay a termination or prepayment fee in an amount equal to a percentage of $175,000,000, calculated as 2% if the termination or prepayment occurs during year one, 1% if the termination or repayment occurs during year two, and 0.5% if the termination or prepayment occurs thereafter.

In connection with the refinancing and as required under GAAP, the Company expects to recognize a non-cash charge of approximately $1.9 million in the quarter ending December 31, 2021, representing the unamortized portion of debt origination costs associated with its prior credit facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure responsive to this Item is incorporated herein by reference to Item 1.01.

Item 9.01 Financial Statements and Exhibits

Exhibit #	Description
10.1

Loan and Security Agreement, dated as of November 5, 2021, by and among Wells Fargo Bank, N.A., as agent, the lenders that are parties thereto, and Nicholas Financial, Inc. and Nicholas Data Services, Inc., as borrowers.

99.1	Press release dated November 5,2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NICHOLAS FINANCIAL, INC.
(Registrant)

Date: November 8, 2021	/s/ Douglas Marohn
Douglas Marohn
President and Chief Executive Officer (Principal Executive Officer)